Exhibit 5.1

November 9, 2021

Trinity Capital Inc.

1 N. 1st Street, 3rd Floor

Phoenix, Arizona 85004

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333- 257818) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was (i) initially filed with the Commission on July 9, 2021, (ii) amended by the pre-effective amendment thereto filed with the Commission on August 11, 2021, and (iii) declared effective by the Commission on August 12, 2021, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated August 12, 2021, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the issuance and sale, from time to time, of up to $50,000,000 in aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, as described in the Prospectus and a prospectus supplement, dated November 9, 2021 (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to an open market sale agreement, dated as of November 9, 2021 (the “Sales Agreement”), by and between the Company and Jefferies LLC, as sales agent and/or principal thereunder.

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement, and have examined the originals or copies of the following:

(i)	The Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date;

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(iii)	The resolutions of the board of directors, or a duly authorized committee thereof, of the Company relating to, among other things, the authorization and approval of (a) the preparation and filing of the Registration Statement, (b) the issuance, offer and sale of the Shares pursuant to the Registration Statement, the Prospectus, the Prospectus Supplement and the Sales Agreement and (c) the execution and delivery of the Sales Agreement, certified as of the date hereof by an officer of the Company; and

(iv)	The Sales Agreement.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, and (vi) the accuracy and completeness of all corporate records made available to us by the Company.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

The opinion set forth below is limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of Maryland or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed in this opinion letter (a) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, dated November 9, 2021, and to the reference to our firm in the “Legal Matters” section in the Prospectus and Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP